Exhibit 99.1

Scientific Games Second Quarter Revenues Rise 13% to $270 Million

Earnings per diluted share are $0.28; $0.35 excluding Mexico startup loss, stock compensation expense and convertible debenture shares

New York, NY— August 2, 2007 — Scientific Games [Nasdaq: SGMS] today reported second quarter 2007 revenues of $269.6 million, up 13 percent from $239.6 million in the second quarter of 2006. Net income was $27.1 million or $0.28 per diluted share, up from net income of $25.0 million or $0.26 per diluted share in the second quarter of 2006. Non-GAAP adjusted net income, excluding a net loss from the startup in Mexico, stock compensation expense and convertible debenture shares, was $32.7 million or $0.35 per non-GAAP diluted share, compared to non-GAAP adjusted net income of $28.5 million or $0.30 per non-GAAP diluted share in the second quarter of 2006.

EBITDA for the second quarter of 2007 was $84.3 million, up 21 percent from $69.6 million in the second quarter of 2006. Adjusted EBITDA increased 23 percent to $91.5 million for the second quarter of 2007, compared to adjusted EBITDA of $74.6 million for the second quarter of 2006.

For the six months ended June 30, 2007, revenues were $511.8 million, compared to $447.8 million for the six months ended June 30, 2006, an increase of 14 percent. Net income was $51.9 million or $0.54 per diluted share, compared to $47.3 million or $0.50 per diluted share in 2006.  EBITDA increased to $160.1 million, compared to $127.4 million in 2006.  Adjusted EBITDA increased 26 percent to $175.0 million, compared to $138.5 million in 2006.

“Printed Products service revenue grew 26 percent versus the second quarter of 2006, including revenues from Oberthur Gaming Technologies (OGT).  ‘Same store’ sales growth of 9% would have been considerably higher- approximately 13%-  had $3 million of Major League Baseball (MLB) revenue expected to have been realized in the second quarter not slipped into the third quarter,” said Lorne Weil, Chairman and CEO of Scientific Games. “Italy continued to achieve record sales and our 20 percent ownership of the consortium contributed approximately $10.4 million in equity income during the second quarter. It has truly exceeded our initial expectations, and serves as a model for future international growth opportunities such as China, Mexico and Germany.”

In addition, the Company has introduced an industry wide initiative to link instant ticket sales across lotteries in North America. Beginning in August, the first games will go on sale with a total of 23 states launching a linked version of Deal or No Deal™.  Winners will get a chance to fly to Hollywood and participate in a Deal or No Deal™ game with host Howie Mandel and the models. This represents a significant step in bringing a new level of entertainment to the Lottery industry, and will contribute to Scientific Games’ revenue beginning in the third quarter.

Added Weil, “Recently we were pleased to announce the acquisition of 50% of Guard Libang, the instant ticket division of REXCAPITAL Financial Holdings Limited.  The partnership will give us immediate access to 17 provinces in China where we plan on implementing instant ticket cooperative services. With an addressable market of 792 million people, this deal should contribute meaningfully to future earnings, and maintain the Company’s position as the industry leader for years to come. We look forward to executing on our strategy with our new partners.”

Weil continued, “The acquisition of OGT strengthens our presence in several key international markets, most notably Canada, Australia and Europe. OGT was consolidated beginning in May and accounted for $15.9 million of service revenue and $0.5 million of EBITDA during the quarter. Including approximately $1.4 million of interest and other expenses, OGT accounted for a loss of over $0.01 per diluted share in the quarter. When we purchased OGT in May they were operating well below our historical Printed Products margins. However, the integration process is progressing according to plan and we expect to see margin improvement from OGT in future quarters. We also plan to launch a new state-of-the art printer (P6) in Georgia during the third quarter, which will bring on additional, highly efficient capacity.”

Printed Products sales revenue for the quarter ended June 30, 2007 was $10.1 million compared to $11.8 million for the quarter ended June 30, 2006.  This decrease was primarily attributable to a continuing decline in phone card prices and volumes reflecting the market driven shift to lower priced products. Printed Products sales margins went from 22 percent in the second quarter of 2006 to 17 percent in the second quarter of 2007 due to pricing pressure and decreased economies of scale.

Lottery Systems Group service revenue increased 7 percent during the second quarter. Excluding new contract revenues and elapsed contracts, ‘same store’ sales increased 5 percent.  Mr. Weil noted, “Although we incurred a net loss of approximately $0.02 per diluted share this quarter from the start-up of the Mexican online lottery, we remain excited about the Mexican online lottery Multijuegos® with our partner Televisa. As of this week, we currently have over 5,400 terminals installed, and expect to expand this installed base to eight to ten thousand by year end. While we had initially planned to have already launched instant tickets in Mexico, we now expect instant tickets to launch this fall, which together with expanded distribution should improve sales dramatically, and help turn the corner to profitability.”

Lottery Systems Group sales revenue was $10.5 million, a decrease of 47 percent from $19.8 million in the second quarter of 2006. This is primarily due to the absence of $11.3 million of terminal sales to customers in Germany in 2006.  Add-on sales of terminals and other equipment continued to suffer from legislative uncertainty in the German market. However, the Company expects this to improve if the German Lotto Bloc’s contract is extended this fall.

Diversified Gaming Group service revenue decreased from $57.0 million in the second quarter of 2006 to $54.9 million in 2007, primarily due to the sale of the racing and data communications business which contributed $3.4 million of revenue in the second quarter of 2006. The Company’s continued ownership interest in this business is now reflected in the income statement on the line labeled “equity in earnings of joint ventures”, and was approximately $1 million in the second quarter of 2007. Global Draw continued to show growth and contributed $21.7 million of service revenue in the second quarter of 2007.

Diversified Gaming Group sales revenue grew to $14.4 million from $1.2 million in the second quarter of 2006, due to $13.5 million of Games Media revenue. Mr. Weil noted, “Games Media’s revenue to date has come mostly from the sales of analog Amusement with Prize (AWP) machines. We anticipate a UK replacement cycle from analog to digital AWPs, which will also transition the revenue from sales to participation. We have been testing new digital games throughout the UK pub market and are receiving exceptional results. Games Media and Global Draw give us confidence that the Diversified Gaming Group can be a major growth driver for years to come.”

Second quarter business development included the acquisition of OGT, a joint venture with Inspur to launch instant tickets in the Shandong province of China, a Lottery Systems contract with Golden Casket of Australia, a new 10-year agreement with Electronic Game Card and a technology contract with Churchill Downs. Subsequent to the end of the quarter, the Company announced the acquisition of a 50 percent interest in Guard Libang, a leading provider of instant lottery ticket cooperative services in China, several racing contracts with Great Canadian Gaming, and new instant ticket contracts with Connecticut, Idaho, Ohio, [and Rhode Island].

Weil concluded, “We have been very active executing some of our previously stated business goals. Most importantly, we have achieved a strong foothold in China, which we expect will become one of the most important lottery markets in the near future. As we have successfully done in the past, we will look to simultaneously integrate completed acquisitions, win new business, and execute on existing contracts. . This three-pronged strategy should lead to accelerated earnings power in the coming quarters.”

Information about the use of non-GAAP financial information is provided under the section “Non-GAAP Disclosure” below. The non-GAAP measures (adjusted net income, diluted adjusted net income per share, EBITDA and adjusted EBITDA) are reconciled to the corresponding GAAP measures in the financial schedules accompanying this release.

Conference Call Details

We invite you to join our conference call tomorrow at 8:30 a.m. Eastern. To access the call live via webcast please visit www.scientificgames.com and click on the webcast link under the Investors tab. To access the call by telephone, please dial 866.203.3436 (US & Canada) or 617.213.8849 (International) fifteen minutes before the start of the call. The Conference ID# is 70033640. The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of fixed odds betting terminals and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Company Contact:
Investor Relations
Scientific Games
212-754-2233

Forward-Looking Statements

In this press release we make “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual outcomes may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in our markets; technological change; retention and renewal of existing contracts and entry into new contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; dependence on suppliers and manufacturers; factors associated with foreign operations; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Convertible Debentures

During the second quarter of 2007, the average price of our common stock exceeded the specified conversion price of $29.10 of our Convertible Debentures. Because of this, an additional 1,556,946 shares of common stock have been included in our weighted average number of diluted shares for the second quarter of 2007. For the first six months of 2007, we have added an additional 1,122,802 shares of common stock in our weighted average number of diluted shares. Although we purchased a hedge in December 2004 to mitigate the potential economic dilution of the underlying Convertible Debenture shares, we are precluded from reflecting this hedge in our GAAP weighted average number of diluted shares because the effect would be anti-dilutive. Upon conversion of the debentures, the dilutive share count will revert to the true economic number. Holders of the Convertible Debentures may convert their Convertible Debentures upon the occurrence of certain events, including during any quarter if the market price of the common stock is equal to or greater than $34.92 (which is 120% of the conversion price) for at least 20 trading days during the last 30 consecutive trading days of the immediately preceding calendar quarter; this even known as a “market price event”. Convertibility resulting from market price events is determined on a quarterly basis. A market price event occurred for the first time during the calendar quarter ending June 30, 2007; therefore the Convertible Debentures may be converted into cash and shares of the Company’s Class A common stock during the calendar quarter beginning July 1, 2007 and ending September 30, 2007.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income. EBITDA is included in this document as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt. In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity. EBITDA as defined in this document may differ from similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, non-GAAP adjusted net income and diluted non-GAAP adjusted net income per share are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to GAAP net income and GAAP net income per diluted share in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with useful financial information that can be used in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. The adjusted financial measures as defined in this document may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this document should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended June 30, 2006 and 2007
 (Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,
	2006	2007
Operating revenues:
Services	$206,809	234,661
Sales	32,828	34,916
	239,637	269,577
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	113,461	129,698
Cost of sales (exclusive of depreciation and amortization)	24,382	26,456
Selling, general and administrative expenses	35,346	40,495
Depreciation and amortization	23,525	32,256
Operating income	42,923	40,672
Other deductions:
Interest expense	11,115	14,274
Equity in net income of joint ventures	(3,157)	(11,401)
Other (income) loss	(226)	347
	7,732	3,220
Income before income tax expense	35,191	37,452
Income tax expense	10,214	10,345
Net income	$24,977	27,107

Basic and diluted net income per share:
Basic net income	$0.27	0.29
Diluted net income	$0.26	0.28
Weighted average number of shares used in per share calculations:
Basic shares	91,202	92,581
Diluted shares	95,989	96,280

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Six Months Ended June 30, 2006 and 2007
 (Unaudited, in thousands, except per share amounts)

	Six Months Ended June 30,
	2006	2007
Operating revenues:
Services	$383,769	445,654
Sales	63,997	66,189
	447,766	511,843
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	208,409	246,445
Cost of sales (exclusive of depreciation and amortization)	48,926	48,941
Selling, general and administrative expenses	67,738	79,640
Depreciation and amortization	42,817	61,335
Operating income	79,876	75,482
Other deductions:
Interest expense	18,317	27,166
Equity in net income of joint ventures	(4,733)	(23,279)
Other income	(869)	(44)
	12,715	3,843
Income before income tax expense	67,161	71,639
Income tax expense	19,814	19,773
Net income	$47,347	51,866

Basic and diluted net income per share:
Basic net income	$0.52	0.56
Diluted net income	$0.50	0.54
Weighted average number of shares used in per share calculations:
Basic shares	90,687	92,289
Diluted shares	94,992	95,605

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2006 and June 30, 2007
(Unaudited, in thousands)

	December 31,	June 30,
	2006	2007
Assets:
Cash and cash equivalents	$27,791	27,811
Other current assets	316,911	353,419
Property and equipment, net	450,660	523,648
Long-term assets	964,248	1,078,096
Total assets	$1,759,610	1,982,974

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$3,148	4,977
Other current liabilities	190,875	211,962
Long-term debt, excluding current portion	913,253	1,028,295
Other long-term liabilities	124,256	126,014
Stockholders’ equity	528,078	611,726
Total liabilities and stockholders’ equity:	$1,759,610	1,982,974

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended June 30, 2006 and 2007
 (Unaudited, in thousands)

	Three Months Ended June 30, 2006
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$100,615	49,236	56,958	206,809
Sales revenues	11,818	19,832	1,178	32,828
Total revenues	112,433	69,068	58,136	239,637
Cost of services(1)	52,695	28,560	32,206	113,461
Cost of sales(1)	9,206	13,995	1,181	24,382
Selling, general and administrative expenses	10,849	8,079	4,534	23,462
Depreciation and amortization(2)	6,141	11,041	6,099	23,281
Segment operating income	$33,542	7,393	14,116	55,051
Unallocated corporate expense				12,128
Consolidated operating income				$42,923

	Three Months Ended June 30, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$126,951	52,812	54,898	234,661
Sales revenues	10,094	10,466	14,356	34,916
Total revenues	137,045	63,278	69,254	269,577
Cost of services(1)	70,868	28,077	30,753	129,698
Cost of sales(1)	8,380	5,888	12,188	26,456
Selling, general and administrative expenses	15,724	7,338	5,214	28,276
Depreciation and amortization(2)	10,123	15,225	6,679	32,027
Segment operating income	$31,950	6,750	14,420	53,120
Unallocated corporate expense				12,448
Consolidated operating income				$40,672

(1)             Exclusive of depreciation and amortization

(2)             Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATING DATA

Six Months Ended June 30, 2006 and 2007
 (Unaudited, in thousands)

	Six Months Ended June 30, 2006
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$194,194	101,953	87,622	383,769
Sales revenues	25,939	34,531	3,527	63,997
Total revenues	220,133	136,484	91,149	447,766
Cost of services(1)	98,986	56,233	53,190	208,409
Cost of sales(1)	19,979	25,587	3,360	48,926
Selling, general and administrative expenses	22,205	15,528	6,975	44,708
Depreciation and amortization(2)	11,326	21,534	9,495	42,355
Segment operating income	$67,637	17,602	18,129	103,368
Unallocated corporate expense				23,492
Consolidated operating income				$79,876

	Six Months Ended June 30, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$231,582	107,143	106,929	445,654
Sales revenues	19,356	21,515	25,318	66,189
Total revenues	250,938	128,658	132,247	511,843
Cost of services(1)	126,530	57,468	62,447	246,445
Cost of sales(1)	16,004	12,126	20,811	48,941
Selling, general and administrative expenses	27,205	15,335	10,562	53,102
Depreciation and amortization(2)	18,523	29,356	13,001	60,880
Segment operating income	$62,676	14,373	25,426	102,475
Unallocated corporate expense				26,993
Consolidated operating income				$75,482

(1)             Exclusive of depreciation and amortization

(2)             Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Income before income tax expense	$35,191	37,452	67,161	71,639
Add: Employee termination costs	—	—	1,336	—
Add: Stock compensation charges	4,949	4,966	9,444	12,095
Add: SERP termination charge	—	—	313	—
Add: EssNet acquisition interest charge	—	—	263	—
Add: Loss on start-up of Mexico online lottery contract	—	2,783	—	3,768
Non-GAAP net income before income tax expense	40,140	45,201	78,517	87,502
Non-GAAP income tax expense	11,641	12,475	23,163	24,151
Non-GAAP adjusted net income	$28,499	32,726	55,354	63,351

Diluted non-GAAP net income per share	$0.30	0.35	0.59	0.67
Diluted GAAP net income per share	$0.26	0.28	0.50	0.54
Weighted average number of shares used in per share calculations	95,989	96,280	94,992	95,605
Less: Diluted shares included in weighted average number of shares related to potential conversion of convertible debt	1,994	1,557	1,416	1,123
Non-GAAP weighted average number of shares used in per share calculations	93,995	94,723	93,576	94,482

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Net income	$24,977	27,107	47,347	51,866
Add: Income tax expense	10,214	10,345	19,814	19,773
Add: Depreciation and amortization expense	23,525	32,256	42,817	61,335
Add: Interest expense, net of other income or loss	10,889	14,621	17,448	27,122
EBITDA	$69,605	84,329	127,426	160,096

Add: Lottery Systems Group employee termination costs	—	—	1,336	—
Add: Stock compensation charges	4,949	4,966	9,444	12,095
Add: SERP termination charge	—	—	313	—
Add: Loss on start-up of Mexico online lottery contract	—	2,187	—	2,765
Adjusted EBITDA	$74,554	91,482	138,519	174,956